SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


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     by Rule 14a-6(e)(2))

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[ ]  Soliciting Material Pursuant to ss.240.14a-12

                             Pioneer Balanced Fund
                 (Name of Registrant as Specified in its Charter)



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[Pioneer Investments logo]

Pioneer Investment Management, Inc.
60 State Street
Boston, MA  02109-1820
Telephone:  617-422-4711   Facsimile:  617-422-4268
Email:  steven.graziano@piog.com


March 21, 2001

Dear Colleagues:

In an effort to serve shareholders in our Balanced Fund portfolios, our Board of Trustees has granted approval of an agreement between Pioneer Investment Management and Prudential Investments, allowing Prudential to sub-advise Pioneer Balanced Fund and Pioneer Balanced VCT. The approval awaits shareholder approval -- anticipated in late April.

As you know, Pioneer has managed the balanced portfolios since we acquired the Mutual of Omaha fund family in 1993. Our investment focus and greatest value-added has been security selection, while maintaining a fixed 60% equity/40% bond split. We believe, however, that Pioneer Balanced Fund shareholders now prefer more active management consistent with tactical asset allocation. This is the cornerstone of Prudential's investment approach to balanced fund investing.

The Prudential team consists of 35 people, many of whom have been together for more than 12 years. They have been managing Prudential's pension products since 1993. In fact, PENSION & INVESTMENTS (9/00) recognized this team within the institutional universe as a top ranked TAA manager (tactical asset allocation). Combining the Prudential Active Balanced Fund performance since the team assumed management (5/98) with the adjusted performance of their TAA institutional account record would have consistently produced top quintile performance within the Lipper Balanced Fund Universe over the past five years. The team's impressive long-term record, combined with their disciplined approach, give all of us confidence that shareholders will benefit from this agreement.

Looking at the impact on Pioneer, this change allows us to focus on those areas where we add greatest value and where we can most dramatically grow our asset base. We thank the current portfolio team for the recent turnaround in Balanced Fund's investment performance. They will be redirecting their considerable talents toward our critical growth initiatives in Value Equity and Fixed Income. We continue to look for opportunities to expand our product line. Pioneer's effective use of all available resources, internal and external, will help us reach our goal of becoming a leader in investment management and financial services.

We are looking forward to working more closely with Prudential. Please call me with any questions.

Sincerely,



Steven Graziano